As filed with the Securities and Exchange Commission on June 13, 2002

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE CLOROX COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)		31-0595760 (I.R.S. Employer Identification No.)

1221 Broadway Oakland, California 94612-1888 (Address of Principal Executive Offices, Including Zip Code)

The Clorox Company 1996 Stock Incentive Plan

Amended and Restated Effective as of July 19, 2001

(Full Title of Plan)

P. D. Bewley

Senior Vice President – General Counsel and Secretary

The Clorox Company

1221 Broadway

Oakland, California 94612-1888

(Name and Address of Agent for Service

(510) 271-7000
(Telephone Number, Including Area Code, of Agent for Service

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Common Stock, $1.00 par value per share	11,500,000	$46.70	$ 537,050,000	$ 49,409

(1) Estimated solely for the purpose of calculating the registration fee.  Pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average bid and ask prices reported on The New York Stock Exchange on June 7, 2002.

(2) Amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined at the rate of .000092 multiplied by the proposed maximum aggregate offering price.

Pursuant to Rule 416 of the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s common stock which become issuable under the Plan, pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transactions effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of Form S‑8 (Plan Information, Registrant Information and Employee Plan Annual Information) will be sent or given to employees as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S‑8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by The Clorox Company (the “Registrant”) with the Commission  are incorporated by reference herein:

(a)        The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001, which includes audited financial statements for the Registrant’s latest fiscal year.

(b)        The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2001, December 31, 2001 and March 31, 2002, filed with the Commission on November 14, 2001, February 14, 2002 and May 14, 2002, respectively.

(c)        All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the audited financial statements described in (a) above.

(d)        The description of the Registrant’s Common Stock contained in the section entitled “Description of Clorox Common Stock,” on page 53 of the Registrant’s Form S-4 dated December 22, 1998, as amended by an amendment to Article IV of the Company’s Certificate of Incorporation attached as Exhibit 3(iii) to the Company’s Quarterly Report on Form 10Q for the quarter ending December 31, 1999, and further updated with respect to the number of shares outstanding in the Company’s Proxy Statement dated October 17, 2001, in the first paragraph under the heading “Voting at the Annual Meeting” on page 1.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (8 Delaware Code §145), the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act.  The said Section 145 reads as follows:

“§145.Indemnification of officers, directors, employees and agents; insurance

   (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees). ”

  Article Eight of the Registrant’s Restated Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.  Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders.  These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for:  breach of the directors’ duty of loyalty to the Registrant and its stockholders; acts and omissions not in good faith or involving intentional misconduct; knowing violations of law; any transaction from which the director derived an improper personal benefit; and payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  Neither does the provision affect a director’s responsibilities under any other laws, such as the federal securities laws, or state or federal environmental laws.  In addition, Part I of Article Eight of the Registrant’s Restated Certificate of Incorporation requires that the Registrant indemnify its directors and officers to the fullest extent permitted by Delaware law.

Policies of insurance are maintained by the Company under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceeding, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Article Nine of the Registrant’s Restated Certificate of Incorporation provides that its directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (relating to certain unlawful payments of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper benefit.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

4.1        Restated Certificate of Incorporation of the Registrant.  Incorporated by reference to Exhibit 3(iii) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1999.

4.2        Restated Bylaws of the Registrant.  Incorporated by reference to Exhibit 3(ii) to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 1998.

4.3        The Clorox Company 1996 Stock Incentive Plan, Amended and Restated Effective as of July 19, 2001.  Incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2001.“

23.1.     Consent of Deloitte & Touche LLP.

Power of Attorney (See page II-5).

Power of Attorney

Item 9.   Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

Provided, however,that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on June 11, 2002.

THE CLOROX COMPANY

By:   /s/ G. C. Sullivan

        G.C. Sullivan

        Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints P.D. Bewley, as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting to said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                    Signature                                                   Title                                              Date

/s/ G. C. Sullivan                                               Chairman of the Board,                     June 11, 2002

G.C. Sullivan                                                     Chief Executive Officer

                                                                        and Director (principal

                                                                        executive officer)

/s/ K. M. Rose                                                  Group Vice President,                       June 11, 2002

K.M. Rose                                                        Chief Financial Officer

                                                                        (principal financial officer)

/s/ D. J. Heinrich                                               Vice President-Controller                  June 11, 2002

D.J. Heinrich                                                    (principal accounting

                                                                        officer)

/s/ Peter D. Bewley________ Director             June 11, 2002

D. Boggan, Jr., by Peter D. Bewley, as

attorney in fact (see Exh. 24.2)

II-7

                    Signature                                                   Title                                              Date

/s/ Peter D. Bewley________                           Director                                           June 11, 2002

T.M Friedman, by Peter D. Bewley, as

attorney in fact (see Exh. 24.2)

/s/ Peter D. Bewley________                           Director                                           June 11, 2002

C. Henkel, by Peter D. Bewley, as

attorney in fact (see Exh. 24.2)

___________________                                               Director                               June __, 2002

W.R. Johnson

/s/ Peter D. Bewley________                           Director                                           June 11, 2002

R.W. Matschullat, by Peter D. Bewley, as

attorney in fact (see Exh. 24.2)

/s/ Peter D. Bewley________                           Director                                           June 11, 2002

G.G. Michael, by Peter D. Bewley, as

attorney in fact (see Exh. 24.2)

/s/ Peter D. Bewley________                           Director                                           June 11, 2002

D.O. Morton, by Peter D. Bewley, as

attorney in fact (see Exh. 24.2)

/s/ Peter D. Bewley________                           Director                                           June 11, 2002

K. Morwind, by Peter D. Bewley, as

attorney in fact (see Exh. 24.2)

/s/ Peter D. Bewley________                           Director                                           June 11, 2002

J.L. Murley, by Peter D. Bewley, as

attorney in fact (see Exh. 24.2)

/s/ Peter D. Bewley________                           Director                                           June 11, 2002

L.R. Scott, by Peter D. Bewley, as

attorney in fact (see Exh. 24.2)

/s/ Peter D. Bewley________                           Director                                           June 11, 2002

M.E. Shannon, by Peter D. Bewley, as

attorney in fact (see Exh. 24.2)

/s/ Peter D. Bewley________                           Director                                           June 11, 2002

C.A. Wolfe, by Peter D. Bewley, as

attorney in fact (see Exh. 24.2)

EXHIBIT INDEX

Exhibit Number
Description
Sequential Page No.
4.1	Restated Certificate of Incorporation of the Registrant. Incorporated by reference to Exhibit 3(iii) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1999.	*
4.2	Restated Bylaws of the Registrant. Incorporated by reference to Exhibit 3(ii) to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 1998.	*
4.3

The Clorox Company 1996 Stock Incentive Plan, Amended and Restated Effective as of July 19, 2001.  Incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2001.

*
23.1	Consent of Deloitte & Touche LLP.	II-12
24.1	Power of Attorney (See page II-7).	*
24.2	Power of Attorney	II-13

* - documents incorporated by reference or otherwise not filed separately herewith.

II-10